FOR FURTHER INFORMATION:

Exhibit 99.21

At Bedford Property Investors:

Peter B. Bedford

Stephen M. Silla

Chairman of the Board and

Senior Vice President

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES AN ACQUISITION OF PROPERTY IN ARIZONA FOR $6.8 MILLION

LAFAYETTE, CA—November 26, 2003—Bedford Property Investors, Inc. (NYSE:BED) announced today the acquisition of Superstition Springs Commerce Center, a two-building, 77,261 square-foot service center flex project, for $6,800,000, or approximately $88 per square-foot.  The property is 100% leased to five tenants and is expected to generate a first year cash yield of 9%.  The buildings are located in the Superstition Springs area of Mesa, Arizona at 1250 and 1290 South Clearview Avenue, across from a 57,193 square-foot single tenant back office facility that is also owned by Bedford Property Investors (BPI).  In connection with the acquisition, BPI assumed two existing loans of approximately $3.2 million in the aggregate.  The loans have a weighted average interest rate of 7.1% and will mature in March of 2009.

This acquisition brings our total operating holdings in Arizona to 23 properties and approximately 1,722,000 square feet.   "This property provides additional stabilized occupancy to our existing portfolio with five tenants and limited near term lease rollover," said Peter B. Bedford, our Chief Executive Officer and Chairman of the Board.  "The purchase of this property is consistent with our neighborhooding strategy by acquiring projects in the immediate vicinity of properties that we already own."

BPI is a self-administered equity real estate investment trust with investments in suburban office buildings and industrial properties concentrated in the western United States.  BPI is traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED” and the web site is www.bedfordproperty.com.

Please note:  This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent our current expectations and beliefs, including, among other things, our current expectations concerning the first year cash yield from the newly acquired property.  These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements.  The risks and uncertainties that could cause our actual results to differ from management’s estimates and expectations are contained in our filings with the Securities and Exchange Commission, including our 2002 Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.  We do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

***